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Exhibit 23.2


INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 1 to the Registration Statement No. 333-78363 of Women.Com Networks, Inc. of our report dated April 29, 1999 relating to the consolidated financial statements and financial statement schedule of Certain Operations of the New Media & Technology Division of The Hearst Corporation as of December 31, 1998 and 1997 and for the three years in the period ended December 31, 1998, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Selected Financial Data" and "Experts " in such Prospectus.


/s/ DELOITTE & TOUCHE LLP
New York, New York
June 28, 1999